Exhibit 10.2

JOINT DEVELOPMENT AGREEMENT

(Haas)

THIS JOINT DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of December 31, 2010 (the “Effective Date”), by and between ENERJEX RESOURCES, INC., a Nevada corporation (the “Company”), HAAS PETROLEUM, LLC, LLC, a Kansas limited liability company (“Operator” or “Haas”), and MORMEG, LLC, a Kansas limited liability company (“MorMeg”) with reference to the following facts:

RECITALS:

A. Operator and MorMeg are entities that are both controlled by Mark Haas, an individual. Operator is an entity that operates oil and gas properties, and MorMeg is an entity that owns working interests in oil and gas properties. Operator and MorMeg shall be collectively referred to as “Haas” for the purposes of this Agreement.

B. The Company owns working interests in producing oil leases commonly identified as the “Black Oaks Leasehold” (the “Project”), as further described in Exhibit A to that certain Joint Operating Agreement dated concurrently herewith by and between the Company and Operator, and MorMeg.

C. The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company and Haas shall jointly operate, manage and develop the Project in order to produce oil on an economic basis.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. TERMINATION OF EXISTING AGREEMENT. The parties hereby agree that (a) the “Joint Exploration Agreement” dated April 9, 2007, as amended from time to time, by and between the Company and MorMeg (the “Prior Agreement”), is hereby terminated forthwith and shall not have any further force or effect. MorMeg hereby waives and releases the Company and its officers, directors, and shareholders, and the respective affiliates of each of the foregoing from all claims, costs, damages, and expenses arising from or relating to the Prior Agreement and the termination thereof, and (b) Haas and MorMeg each hereby waives any right that either such party may have to require the Company to registered any shares of the Company’s stock held by such party on or prior to the Effective Date of this Agreement.

2. PERFORMANCE AS OPERATOR. The parties acknowledge that Operator will be the operator of record for certain working interests pursuant to a Joint Operating Agreement between the Company and Operator executed concurrently herewith (the “Joint Operating Agreement”).

3. COMPENSATION. The Company shall compensate Haas for entering into this Agreement as follows:

3.1 ISSUANCE OF SHARES. Concurrently with the execution of this Agreement, and in consideration of Haas’ agreement pursuant to Sections 1 and 2, above, to terminate the Prior Agreement and enter into this Agreement, the Company shall issue to Haas one hundred thousand (100,000) shares of the common stock of the Company within fifteen (15) days following the execution of this Agreement. Operator agrees to make, execute, and deliver in connection with that issuance such documents and instruments that the Company reasonably may require in order to memorialize the issuance of those shares in compliance with applicable federal and state securities laws.

3.2 COMPENSATION FOR SERVICES PROVIDED BY OPERATOR OR AFFILIATE.

(a) The parties (i) acknowledge that Operator has agreed to operate the Project at cost in accordance with the terms of the Joint Operating Agreement, and (ii) in furtherance thereof agree that Operator shall bill the Company for its pro rata portion for Operator’s actual, out-of-pocket costs incurred solely and directly in performing the Services for the Project. For the avoidance of doubt, such costs are not intended to provide any profit to Operator and Operator shall charge the joint account for direct operating expenses pursuant to the Joint Operating Agreement between the parties dated December 31, 2010.

(b) In addition to the foregoing, if the Company hereafter elects to engage Operator or any of Operator’s affiliated services companies to provide services on the Project, then the Company shall compensate Operator or such affiliate (as applicable) for such additional services at prevailing market rates for work that is performed by such affiliates with respect to the Project.

3.3 OPERATOR’S INTERESTS IN PROJECT.

(a) ORRI. The Company will assign to MorMeg a 5.0% ORRI (8/8ths) covering all leases within the Black Oaks project. The ORRI shall be proportionally reduced to the mineral interests covered by the Project leases.

(b) WORKING INTEREST. The Company will assign to MorMeg a ten percent (10%) Working Interest (8/8ths) on all leases for all or any portion of the Project. MorMeg will pay its 10% share of all lease operating expenses on a “heads-up” basis. The Company will fund MorMeg’s 10% working interest (the “Carried Interest”) for all Capital Expenditures invested in the Project by the Company during the term of this Agreement.

(i) For purposes of the foregoing, the term “Capital Expenditures” shall include all capital investment in new producing wellbores, new water injector wellbores, investment in infrastructure, investment in facilities, and investment in any other area outside of general lease operating costs.

(ii) Such Carried Interest shall terminate at the earlier of (A) the end of the term of this Agreement, or (B) once the Company has funded total cumulative Capital Expenditures of $500,000 on behalf of MorMeg (e.g., the 10% Carried Interest shall terminate if the Company spends $5 million (8/8ths) of Capital Expenditures within the Project during the term of this Agreement; $5 million of CAPEX x 10% WI = $500,000 on Operator’s behalf). MorMeg will pay its 10% portion on all operations (including Capital Expenditures) on a “heads-up” basis upon termination of the Carried Interest.

(c) REVERSIONARY WORKING INTEREST. The Company will assign to MorMeg an additional working interest (the “Reversionary Working Interest”) at the end of the term of this Agreement per the terms below. The Reversionary Working Interest will be between 0.0% and 5.0% (8/8ths) and will be calculated based on the cumulative Capital Expenditures that the Company invests in the Project during the term of this Agreement. The Reversionary Working Interest will not exceed 5.0% (8/8ths) (the “Max Amount”) under any circumstance.

(i) The Reversionary Working Interest shall be calculated at the end of the term of this Agreement as follows: The Max Amount shall be reduced 0.1% for every $100,000 of Capital Expenditures the Company invests in the Black Oaks project (the “Reduction Amount”). The Reversionary Working Interest shall equal the Max Amount minus the Reduction Amount. Per this equation, the Reversionary Working Interest will equal 0.0% if the Company’s cumulative sum of Capital

Expenditures during the term of this Agreement is equal to or exceeds $5 million. No additional working interest will be assigned to MorMeg if the Reversionary Working Interest is equal to 0.0%.

(ii) Solely for purposes of illustrating the foregoing by example, assume that the Company invests $3 million of Capital Expenditures in the Project during the term of this Agreement. At the end of the term of this Agreement, the Reversionary Working Interest shall be calculated as follows: $3 million CAPEX/$100,000 = 30; 30 x 0.10% working interest = 3.0%. The Reversionary Working Interest shall equal 2.0% in this example. 5.0% (Max Amount) minus 3.0% (Reduction Amount) = 2.0% Reversionary Working Interest assigned to MorMeg).

4.	CONFIDENTIAL INFORMATION AND INDEMNIFICATION.

4.1 THIRD-PARTY CONFIDENTIAL INFORMATION. Haas acknowledges that the Company does not desire to obtain improperly any proprietary or confidential information owned by any company or other person with whom Haas now has or heretofore has had a consulting engagement or employment relationship, and therefore agrees that (a) Haas shall not bring to the Company or share with any employee or other representative of the Company any written, electronic, or other materials containing any confidential information belonging to any such current or former employer or other person, and (b) Haas shall not provide any such information in any other form to the Company (or any representative of the Company) in violation of any agreements or any other obligations that Haas may owe to any other persons.

4.2 COMPANY CONFIDENTIAL INFORMATION. Haas covenants and agrees that except with the prior express written consent of the Company, Haas (a) shall keep secret and confidential, and shall hold in strictest confidence and trust, all confidential and proprietary information of the Company disclosed to or otherwise acquired by Haas, and (b) shall not, either directly or indirectly, (i) disclose such confidential and proprietary information to any third party, or (ii) use (or permit any other person to use) any such confidential and proprietary information for any purpose other than evaluating whether to enter into a business relationship with the Company.

5.	MISCELLANEOUS

5.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile, email, or other electronic means producing a tangible receipt evidencing a successful transmission , or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address, facsimile number, or email address set forth on the signature page of this Agreement, or such other address, facsimile number, or email address, notice of which has been delivered in a manner permitted by this Section 5.1. The Joint Operating Agreement specifically defines operational notice requirements, and the provisions of the Joint Operating Agreement shall control all such notices and this Section 5.1 shall not apply thereto.

5.2 FURTHER ASSURANCES. Each party agrees, upon the request of the other party, to make, execute, and deliver such additional documents, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

5.3 SEVERABILITY. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity, or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement will remain in full force and effect.

5.4 ASSIGNMENT. Neither party may assign this Agreement or any rights hereunder, whether by operation of law or otherwise, without the prior written consent of the other party, except that the Company may assign this Agreement, with prior notice but without Operator’s written consent, to a party with whom the Company or EnerJex merges or consolidates or to whom the Company or EnerJex sells substantially all or substantially all of its assets relating to this Agreement, so long as such assignee agrees to be bound by all provisions of this Agreement applicable to the Company. Any attempted or purported assignment or delegation by either Party in violation of this Section 5.4 will be null and void.

5.5 FORCE MAJEURE. Any delay in or failure of performance by either Party under this Agreement (other than failure to pay amounts owed) will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such Party, including but not limited to fires, floods, epidemics, famines, earthquakes, hurricanes and other natural disasters or acts of God; regulation or acts of any civilian or military authority or act of any self-regulatory authority; wars, terrorism, riots, civil unrest, sabotage, or theft or other criminal acts of third Parties; failure of electronic or mechanical equipment; and fluctuations in or failures of electric power, heat, light, telecommunications and shortages of relied-upon services or supplies.

5.6 WAIVER AND MODIFICATIONS. All waivers must be in writing. Any waiver of or failure to enforce a provision of this Agreement on one occasion will not be deemed a waiver of any other provision or such provision on any other occasion.

5.7 ATTORNEYS’ FEES. If any action is commenced to construe this Agreement or to enforce any of the rights and duties created herein, then the party prevailing in that action shall be entitled to recover its costs and attorneys’ fees in that action, as well as all costs and fees of enforcing any judgment entered therein.

5.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with applicable provisions of Kansas law (other than its conflict-of-law principles), and each party hereby consents to the jurisdiction of the courts of the State of Kansas for purposes of all actions commenced to construe or enforce this Agreement.

5.9 ARBITRATION. Unless the relief sought requires the exercise of the equity powers of a court of competent jurisdiction, any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or the application or validity thereof, shall be submitted to arbitration. Such arbitration proceedings shall be held in Overland Park, Kansas, in accordance with the rules then obtaining of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable. Any award rendered in any such arbitration proceedings shall be final and binding on each of the parties hereto, and judgment may be entered thereon in any court of competent jurisdiction. The arbitrator shall have discretion to award the costs and fees of the arbitration in such manner as the arbitrator determines to be appropriate.

5.10 COMPLETE AGREEMENT; AMENDMENTS. This Agreement and the Joint Operating Agreement (a) contain the entire agreement and understanding between the parties regarding the subject matter hereof, and supersedes and replace all prior and contemporaneous agreements and understandings, whether oral or written, concerning Operator’s engagement by the Company to provide the Services described herein, and (b) shall not be modified or amended, except by a written instrument executed after the Effective Date hereof by the party sought to be charged with such amendment or modification.

5.11 COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall be one and the same instrument, binding on each signatory. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or email shall be binding on the signatory to the same extent as a copy hereof containing the signatory’s original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

“COMPANY:”	“OPERATOR:”

ENERJEX RESOURCES, INC., a Nevada corporation	HAAS PETROLEUM, LLC, a Kansas limited liability company

By		By
	Name & title:		Name & title:

	Date		Date

	Address and Facsimile No. for Notices:		Address and Facsimile No. for Notices:

	EnerJex Resources, Inc. c/oBlack Sable Energy, LLC 123 Evans Avenue San Antonio, Texas 78209		Haas Petroleum, LLC _________________________________________ _______________, _______________ _______

	Facsimile No.: (210) ____________________________		Facsimile No.: ( )___________________________
	Email: robert.watson@blacksableenergy.com		Email: ___________________________________

“MORMEG:”

MORMEG, LLC, a Kansas limited liability company

By
Name & title:

Date

Address and Facsimile No. for Notices:

MorMeg, LLC

______________________________________
____________, __________________

Facsimile No.: ( ) ________________________
Email: ______________

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